Exhibit 10.11

Execution Version

JOINT VENTURE AGREEMENT

by and among

CAPITAL LATINAMERICANO, S.A. DE C.V.,

ODYSSEY MARINE EXPLORATION INC.,

OCEANICA RESOURCES, S. DE R.L.,

and

EXPLORACIONES OCEÁNICAS, S. DE R.L. DE C.V.

Dated as of December 23, 2024

This JOINT VENTURE AGREEMENT dated as of December 23, 2024 is made by and among:

CAPITAL LATINOAMERICANO, S.A. DE C.V. a corporation organized under the laws of Mexico (“MP”);

ODYSSEY MARINE EXPLORATION INC. a company organized under the laws of the U.S. (“Odyssey” and, together with MP, the “JV Parties” and each, individually, a “JV Party”);

OCEANICA RESOURCES, S. DE R.L., a company organized under the laws of Panama (“Oceanica”); and

EXPLORACIONES OCEÁNICAS, S. DE R.L. DE C.V., a corporation organized under the laws of Mexico (“ExO” and, together with MP, Oceanica and Odyssey, the “Parties” and each, individually, a “Party”).

RECITALS:

WHEREAS, the Parties recognize the potential for a fertilizer production project in Mexico that has the potential to provide a meaningful solution to Mexican and North American food security issues.

WHEREAS, MP is key as a local partner in Mexico to develop the project due to its local knowledge of the Mexican business and political environment and its expertise in agriculture and the food and agricultural industries.

WHEREAS, Odyssey has expertise critical to the fertilizer production project with respect to dredging in the exclusive economic zone of Mexico (Zona Económica Exclusiva Mexicana) (the “EEZ”) to extract phosphate ore needed for fertilizer production from the seafloor within the area located in the Gulf of Ulloa of the Baja California Sur Peninsula in the federal waters of Mexico (the “Project”).

WHEREAS, Odyssey holds the majority of the equity interests in Oceanica, which holds the equity interests in ExO.

WHEREAS, each of Odyssey and ExO holds certain assets and rights relating to the Project.

WHEREAS, the JV Parties have agreed to pursue together the Project, as well as Other Odyssey Projects (as defined below).

WHEREAS, the JV Parties, subject to the terms and conditions set forth herein, have agreed to form a joint venture to carry out the Project (the “Joint Venture”).

WHEREAS, it is the desire of the Parties to set forth herein their respective rights and obligations in connection with the Joint Venture and other related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the sufficiency of which is agreed upon, the Parties hereto hereby agree as follows.

ARTICLE I. DEFINITIONS

1.01 Definitions.

In addition to other capitalized terms defined in this Agreement, the following terms shall have the following meanings:

“Advisory Committee” has the meaning ascribed to it in Section 3.03(e).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly (through one or more intermediaries, or both, by such Person) Controlled by, Controlling or under common Control with, such Person.

“Agreement” means this agreement, as amended from time to time.

“Best Endeavors” is defined to require that the obligated Person make a diligent, commercially reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not and shall not require any significant expenditure of funds or the incurrence of any significant liability on the part of the obligated Person.

“Board of Directors” or “Board” means the Board of Directors (Consejo de Administración) of the JV Entity.

“Business Day” means any day other than a Saturday, a Sunday or other legal holiday or a day on which banking institutions are authorized or obligated by law to close, in Mexico City or New York City.

“Business Plan” has the meaning ascribed to it in Section 3.04.

“Bylaws” means the bylaws (Estatutos Sociales) of the JV Entity to be negotiated in bona fide (which, for purposes of this Agreement, the Parties agree means “good faith”) by the Parties in order to implement the terms and conditions agreed by the Parties in this Agreement and the terms and conditions to be agreed by the Parties in bona fide to implement the Project.

“Change of Control” means, with respect to a Party, the occurrence of any of the following events: (1) the sale, transfer, conveyance or other disposition of all or a majority of the assets of the Party and its Affiliates to a third party (in each case, except as contemplated by this Agreement); (2) the acquisition of beneficial ownership, directly or indirectly, by any person or group (within the meaning of the United States Securities Exchange Act of 1934 and the rules of the United States Securities and Exchange Commission thereunder as in effect on the date of this Agreement) of common shares or other equity interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding common shares or other equity interests of such Party; or (3) a merger, reorganization, transaction, consolidation or other event involving such Party in which the stockholders of the Party, immediately prior to such event would not, immediately after the event, beneficially own, directly or indirectly, shares representing more than fifty percent (50%) of the combined ordinary voting power of the resulting ultimate parent company.

“Closing” has the meaning ascribed to it in Section 4.01.

“Closing Date” has the meaning ascribed to it in Section 4.01.

“COFECE” means the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica).

“COFECE Approval” means the written resolution issued by COFECE in accordance with any applicable law approving the execution of the Project, if required.

“Concessions” means the title concessions numbers: (i) 244813/240744, (ii) 242994 and (iii) 242995.

“Control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise. “Controls”, “Controlled” and “Controlling” have corresponding meanings.

“Deadlock” has the meaning ascribed to it in Section 4.06.

“Development Committee” has the meaning ascribed to it in Section 3.03(a).

“Director” means any member (whether principal or alternate) of the Board of Directors but excluding the Examiner and the Secretary.

“EEZ” has the meaning ascribed to it the recitals of this Agreement.

“Examiner” means the individual appointed to serve as the examiner (Comisario) of the JV Entity.

“ExO” has the meaning ascribed to it the Preamble of this Agreement.

“Federal Civil Code” means the Código Civil Federal of Mexico.

“First Party” has the meaning ascribed to it in Section 6.01(b)(ii).

“Governmental Authorities” shall mean any governmental, regulatory or administrative authority of Mexico or abroad, whether federal, state or municipal, as well as other agencies, departments, bureaus, commissions, tribunals, courts or judicial, legislative or arbitral bodies that are competent for a determined matter, including their respective political subdivisions.

“Government Official” has the meaning ascribed to it in Section 3.13.

“ICC Rules” has the meaning ascribed to it in Section 7.02(a).

“Initial Capital Contributions” has the meaning ascribed to it in Section 3.11(b).

“Irreconcilable Difference” has the meaning ascribed to it in Section 7.01.

“Joint Venture” has the meaning ascribed to it the recitals of this Agreement.

“JV Entity” shall have the meaning set forth in Section 3.15.

“JV Party” or “JV Parties” has the meaning ascribed to it the recitals of this Agreement.

“Losses” means all claims, demands, losses, costs, perjuicios, expenses, obligations, liabilities, actions, suits, damages, diminution in value and deficiencies including interest and penalties, attorneys’ fees incurred in enforcing a right to indemnification hereunder, and all amounts paid to any third party in settlement of any claim, action or suit.

“Mexico” means the United Mexican States.

“MIA” has the meaning ascribed to it in Section 3.08.

“MP” has the meaning ascribed to it the preamble of this Agreement.

“MP’s Initial Contribution” has the meaning ascribed to it in Section 3.11(b).

“Oceanica” has the meaning ascribed to it the Preamble of this Agreement.

“Odyssey” has the meaning ascribed to it the Preamble of this Agreement.

“Odyssey’s Initial Contribution” has the meaning ascribed to it in Section 3.11(b).

“Officers” means the duly appointed officers of the JV Entity in accordance with the Bylaws and the Shareholder Agreement.

“Other Odyssey Projects” means all projects for the extraction of minerals in the EEZ, other than the Project, in which Odyssey and/or any of its Affiliates currently has, acquires, intends, or begins to develop within five (5) years of the date hereof.

“Outside Date” means December 31, 2026.

“Party” or “Parties” has the meaning ascribed to it the recitals of this Agreement.

“Parties’ Conditions Precedent” has the meaning ascribed to it in Section 5.01.

“Person” means any individual, company, association, joint stock company, joint venture, corporation, trust, fideicomiso, unincorporated organization or Government Entity.

“Pesos” means the lawful currency of Mexico.

“Phase 1 Shareholder Agreement” shall have the meaning set forth in Section 3.15

“Project” has the meaning ascribed to it the Recitals of this Agreement.

“Project Documents” has the meaning ascribed to it in Section 4.01(b).

“Secretary” shall mean the individual who serves as the secretary of the Board of the JV Entity, which individual also shall serve as secretary for purposes of partners meetings.

“Series A Shares” means the series of full voting rights equity, issued by the JV Entity, which shall be initially owned by MP.

“Series B Shares” means the series of full voting rights equity issued by the JV Entity, which shall be initially owned by Odyssey or its Affiliates.

“Services Agreement” has the meaning ascribed to it in Section 4.01(b)(iii).

“Shareholder Agreement” means the shareholder agreement to be entered into by the Parties and their respective Affiliates that hold the Shares of the JV Entity on the Closing Date, which shall include additional terms and conditions that will govern the JV Entity and the Parties’ respective rights and obligations with respect thereto from and after the Closing Date.

“Shares” means, as the context requires, the Series A Shares, the Series B Shares or any other Series of Shares issued by the JV Entity, in each case as described in the relevant corporate documents and as agreed in the Shareholder Agreement.

“Tax Assessment” means the tax assessment set forth in the Ruling Letter number 500-36-07-03-01- 2022-10636 dated September 8, 2022, issued by the Direction of Tax Verifications of the Dependency of Administration and Finance of Mexico “2”.

“U.S.” or “United States” means the United States of America.

1.02 Construction.

In this Agreement: (i) “includes” and “including” are not limiting; (ii) “or” is not exclusive; (iii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iv) defined terms shall have the same meaning in plural or singular, unless the context requires otherwise; and (v) the division of this Agreement into Articles, Sections, Subsections and other subdivisions and headings are for convenience only, are not a part of this Agreement and shall not be used in construing it.

When calculating the period of time before which, within which or following which any act is to be done, notice delivered or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end instead on the next succeeding Business Day. For all purposes of this Agreement unless otherwise explicitly provided herein, the reference to “day” or “days” shall refer to a calendar day or days.

ARTICLE II. REPRESENTATIONS AND WARRANTIES

2.01 MP represents and warrants to Odyssey:

(a)	Organization and Standing. It is a corporation duly organized and validly existing under the laws of Mexico.

(b)

Authority; Execution. Its authorized representative signatory hereto has all requisite power and authority and full legal capacity to execute and deliver this Agreement. MP has all requisite power and authority and full legal capacity to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and performance by MP of this Agreement, the performance of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate or other action, if applicable.

(c)

No Conflict or Violation. Assuming that the notices, authorizations, approvals, orders, permits or consents described herein are made, given or obtained (as applicable), the execution, delivery and performance by MP of this Agreement and the consummation of the transactions contemplated hereby, do not (a) conflict with or violate any provision of its bylaws or other organizational documents, (b) violate any applicable law to which such MP is subject or (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any contract to which MP is a party, except, with respect to subsections (b) and (c) above, for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of MP to consummate the transactions contemplated hereby.

(d)

Litigation. There is no Proceeding pending or threatened, against or affecting MP, or any of its respective Affiliates or rights, which challenges or seeks to prevent, enjoin or otherwise timely consummate the transactions contemplated in this Agreement.

2.02 Odyssey represents and warrants to MP:

(a)	Organization and Standing. Odyssey is a corporation duly organized and validly existing under the laws of the U.S. ExO is a corporation duly organized and validly existing under the laws of Mexico.

(b)

Authority; Execution. Odyssey’s authorized representative signatory hereto has all requisite power and authority and full legal capacity to execute and deliver this Agreement. Odyssey has all requisite power and authority and full legal capacity to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and performance by Odyssey of this Agreement, the performance of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate or other action, if applicable.

(c)

No Conflict or Violation. Assuming that the notices, authorizations, approvals, orders, permits or consents described herein are made, given or obtained (as applicable), the execution, delivery and performance by Odyssey of this Agreement and the consummation of the transactions contemplated hereby, do not (A) conflict with or violate any provision of its bylaws or other organizational documents, (B) violate any applicable law to which such Odyssey is subject or (C) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any contract to which Odyssey is a party, except, with respect to subsections (B) and (C) above, for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Odyssey to consummate the transactions contemplated hereby.

(d)

Litigation. There is no Proceeding pending or threatened, against or affecting Odyssey, or any of its respective Affiliates (including ExO) or rights, which challenges or seeks to prevent, enjoin or otherwise timely consummate the transactions contemplated in this Agreement, other than as disclosed in Schedule A.

(e)	Solvency. For the avoidance of doubt, Odyssey makes no representation regarding its solvency or its ability to perform any financial obligation in this Agreement as of the date hereof.

2.03 Oceanica represents and warrants to MP:

(a)	Organization and Standing. Oceanica is a limited liability company duly organized and validly existing under the laws of Panama.

(b)

Authority; Execution. Oceanica’s authorized representative signatory hereto has all requisite power and authority and full legal capacity to execute and deliver this Agreement. Oceanica has all requisite power and authority and full legal capacity to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and performance by Oceanica of this Agreement, the performance of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate or other action, if applicable.

(c)

No Conflict or Violation. Assuming that the notices, authorizations, approvals, orders, permits or consents described herein are made, given or obtained (as applicable), the execution, delivery and performance by Oceanica of this Agreement and the consummation of the transactions contemplated hereby, do not (A) conflict with or violate any provision of its bylaws or other organizational documents, (B) violate any applicable law to which such Oceanica is subject or (C) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any contract to which Oceanica is a party, except, with respect to subsections (B) and (C) above, for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Oceanica to consummate the transactions contemplated hereby.

(d)

Litigation. There is no Proceeding pending or threatened, against or affecting Oceanica, or rights, which challenges or seeks to prevent, enjoin or otherwise timely consummate the transactions contemplated in this Agreement, other than as disclosed in Schedule A.

2.04 ExO represents and warrants to MP:

(a)	Organization and Standing. ExO is a corporation duly organized and validly existing under the laws of Mexico.

(b)

Authority; Execution. ExO’s authorized representative signatory hereto has all requisite power and authority and full legal capacity to execute and deliver this Agreement. ExO has all requisite power and authority and full legal capacity to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and performance by ExO of this Agreement, the performance of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate or other action, if applicable.

(c)

No Conflict or Violation. Assuming that the notices, authorizations, approvals, orders, permits or consents described herein are made, given or obtained (as applicable), the execution, delivery and performance by ExO of this Agreement and the consummation of the transactions contemplated hereby, do not (A) conflict with or violate any provision of its bylaws or other organizational documents, (B) violate any applicable law to which such ExO is subject or (C) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any contract to which ExO is a party, except, with respect to subsections (B) and (C) above, for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of ExO to consummate the transactions contemplated hereby.

(d)

Litigation. There is no Proceeding pending or threatened, against or affecting ExO, or rights, which challenges or seeks to prevent, enjoin or otherwise timely consummate the transactions contemplated in this Agreement, other than as disclosed in Schedule A.

ARTICLE III. FORMATION OF THE JOINT VENTURE

The Parties hereby form the Joint Venture to develop the Project pursuant to the terms and conditions set forth in this Agreement and hereby agree to the following obligations of the Parties, with the objective of forming the JV Entity as set forth herein to further develop and operate the Project:

3.01 JV Entity Project and Structure. The Parties shall continue to work together to analyze and develop (a) the final legal, tax, and financial structure for the JV Entity and (b) all key aspects of the Project, including governmental approval of all required permits, concessions, financing, and extraction, processing and commercial program concepts.

3.02 Information. Each Party shall provide all required information and assistance relating to the Project as reasonably requested by the other.

3.03 Development and Advisory Committees.

(a)

From and after the execution of this Agreement and until the earlier of (i) the Closing and (ii) termination of this Agreement in accordance with its terms, the Joint Venture shall be governed by a development committee, which shall consist of two representatives of each JV Party (the “Development Committee”).

(b)	The Development Committee shall be required to approve all material decisions regarding the Project.

(c)	The Development Committee shall hold regular meetings at which at least one representative from each JV Party must be present to constitute a quorum.

(d)	All decisions of the Development Committee must be approved by the unanimous vote of all representatives present at a duly held meeting of the Development Committee in which a quorum is present.

(e)

The Development Committee shall appoint various advisory committees comprised of employees of the Parties or consultants with appropriate expertise to develop key aspects of the Project (each such committee, an “Advisory Committee”). The Advisory Committees will make recommendations to the Development Committee for approval.

(f)

Neither the Development Committee nor any Advisory Committee shall have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of any Party without such Party’s prior written consent.

3.04 Business Plan and Annual Budget. The Parties shall use their Best Endeavors to prepare and agree as soon as possible a business plan and annual budget which shall set forth the strategic objectives and the operating plan of the JV Entity (the “Business Plan”).

3.05 Project Documents. The Parties shall use their Best Endeavors to prepare and agree as soon as possible forms of all of the Project Documents (as defined below).

3.06 Shareholder Agreement. The Parties shall negotiate in bona fide the form of the Shareholder Agreement, which will contain, in addition to those provisions contemplated by Section 4.04 through Section 4.08 of this Agreement, customary provisions as agreed by the Parties that account for the respective JV Entity equity ownerships of MP and Odyssey, including provisions relating to governance matters, supermajority approval matters, a dividend policy, transfer restrictions, and the termination of this Agreement and the dissolution of the JV Entity.

3.07 Third Party Agreements. The JV Parties shall work together to negotiate agreements with all third parties necessary for Project prior to the Closing Date.

3.08 Regulatory Approvals. MP will use its Best Endeavors to lead all discussions with Governmental Authorities in connection with the obtention of the necessary permits and approvals that would be required for the Project (including the formation and operation of the JV Entity), including the environmental impact statement (Manifestación de Impacto Ambiental) (the “MIA”). MP will not be required to give prior notice or receive approval from Odyssey for meetings with Governmental Authorities. MP will notify Odyssey promptly of all relevant Governmental Authorities contacted and progress of such meetings.

3.09 Technical, Environmental and Commercial Development. Odyssey shall use its Best Endeavors to lead the development or updating of all (a) technical and operational aspects of the dredging activities, (b) environmental reports and studies, (c) beneficiation methods for commercialization of phosphate, and (d) market and other commercial studies.

3.10 Financing. The Parties shall work together in bona fide to determine the financing requirements for the Project and to obtain any required third-party Project financing by exploring all potential funding sources.

3.11 Valuation and Initial Contribution.

(a)	The Parties have agreed on a preliminary valuation of the Project based on common agreed assumptions. The Parties will work together to agree on a final Project valuation.

(b)

The Parties shall agree in bona fide on: (i) the assets, consideration and contribution to be made by Odyssey (“Odyssey’s Initial Contribution”) and (ii) the consideration and contribution to be made by MP (the “MP’s Initial Contribution” and jointly with Odyssey’s Initial Contribution, the “Initial Capital Contributions”), each of which may include contributions of assets, cash, guarantees, Project funding and services.

3.12 Liabilities. The Parties will work together in bona fide to address mitigation and remediation options and actions regarding ExO’s current liabilities, including the Tax Assessment.

3.13 Anti-Bribery and Anti-Corruption. Each Party shall comply in all respects and shall ensure that each of its employees, directors, representatives and advisors complies in all respects with all applicable laws and regulations on anti-bribery and anti-corruption in all activities relating to this Agreement and the transactions and negotiations contemplated herein. For the avoidance of doubt, no Party or its employees, directors, representatives or advisors, including any third party working on behalf of such Party, shall pay or offer to pay, promise or authorize the payment of any money or giving of a gift or anything of value to a Governmental Authority, an official or other employee of any governmental entity, a political party, an official of a political party or candidate for public office (each, a “Government Official”) for the purpose of influencing that official or party to assist in obtaining or retaining any business, permit, agreement or other asset relating in any way to the Project, an Other Odyssey Project, or this Agreement.

3.14 Future Projects. MP will have, in accordance with the terms of this Agreement, the right to participate (directly or by any of its Affiliates) in any Other Odyssey Projects as equal partners (unless otherwise agreed by MP and Odyssey in bona fide, based on the specific circumstances of, and anticipated respective contributions of MP and Odyssey to, any such project) with Odyssey on terms and conditions substantially similar to those agreed by the Parties in this Agreement and, as applicable, as agreed in the Project Documents; provided that, if MP declines to participate in any Other Odyssey Project or the Parties do not execute a joint venture agreement substantially similar to this Agreement or the Shareholders Agreement within one hundred and eighty (180) days after Odyssey’s written notice to MP that it intends to develop an Other Odyssey Project and seeking MP’s participation, Odyssey may work with an alternative partner in Mexico with which to develop such project; and provided further that nothing set forth herein shall obligate Odyssey to pursue or to develop any project other than the Project as set forth herein.

3.15 JV Entity. The Parties will form a special purpose vehicle (the “JV Entity”) as soon as practicable to be used for obtaining the necessary registrations before the tax and labor authorities and developing the Project. The initial bylaws of the JV Entity will include the minimum requirements under the applicable law. MP and Odyssey or Oceanica will have equal proportions of the JV Entity. The shareholder agreement (the “Phase 1 Shareholder Agreement”) and bylaws for the JV Entity prior to the Closing Date be in a form reasonably agreed among the parties consistent with the concepts set forth in ARTICLE III and ARTICLE IV.

ARTICLE IV. THE PHASE 2 JV ENTITY

4.01 Subject to the satisfaction or waiver of the conditions set forth in ARTICLE V, on a date to be agreed by the Parties (but in no event no later than thirty (30) days after the satisfaction or waiver of such conditions) (the “Closing,” and the date on which the Closing occurs, the “Closing Date”):

(a)

if the JV Entity has not been formed and the Phase 1 Shareholder Agreement executed prior to the Closing Date, MP and Odyssey will carry out all necessary acts as soon as possible (but no later than thirty (30) days after the Closing) to reflect the JV Parties’ participation in the JV Entity (including, if applicable, the incorporation of the JV Entity or the acquisition of shares of the JV Entity);

(b)	the Parties and the JV Entity, as applicable, will enter into and execute the following documents (collectively, the “Project Documents”):

(i)	the Shareholder Agreement (which will restate the Phase 1 Shareholder Agreement if the JV Parties have executed the Phase 1 Shareholder Agreement prior to the Closing Date);

(ii)

minutes of a partners meeting of the JV Entity to reflect the relevant agreements set forth herein, including: (A) the appointment of the Directors, (B) the adherence of the JV Entity to the Shareholder Agreement, and (C) the restatement of the Bylaws to reflect the governance of the JV Entity from and after the Closing Date;

(iii)	services agreements (which may include appropriate compensation) pursuant to which Odyssey and MP will provide services to the JV Entity (the “Services Agreements”);

(iv)	all documents necessary, and as agreed by the Parties, for ExO to transfer Project assets to the JV Entity (including, if applicable the assignment of the Concessions); and

(v)	any other agreements or other documents determined by the Parties;

(c)

(i) Odyssey and Oceanica shall contribute, or cause to be contributed, to the JV Entity Odyssey’s Initial Contribution, including, for the avoidance of doubt, the transfer by ExO of the Project assets (including, if applicable the assignment of the Concessions) to the JV Entity, and (ii) ExO shall contribute the Project assets (including, if applicable the assignment of the Concessions) to the JV Entity;

(d)	MP shall contribute, or cause to be contributed, to the JV Entity MP’s Initial Contribution; and

(e)	The Bylaws shall be restated to be consistent with the terms and conditions of this ARTICLE IV and the Shareholder Agreement, and shall be based upon the following principles:

(i)

The issued and outstanding Shares will initially consist of Series A Shares and Series B Shares, each Series representing fifty percent of the aggregate Shares of the JV Entity issued and outstanding on the Closing Date;

(ii)

The Parties shall be entitled but not obligated to make subsequent capital contributions in proportion to their Initial Capital Contributions (as defined above), unless such additional capital contributions were approved and included in the Shareholder Agreement; provided that the Parties agree that the proportion of their Initial Capital Contributions shall be deemed equal unless otherwise agreed in the Shareholder Agreement;

(iii)	The Series A and the Series B Shares shall have full voting and economic rights; and

(iv)	The domicile of the JV Entity shall be located in Mexico City, Mexico.

4.02 Project Development and Operations. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE V, and except as provided in the Project Documents, the JV Entity will be responsible for the continued development of the Project, including the extraction, processing, and sale of phosphate. All operations will be conducted by the JV Entity in accordance with applicable legal, environmental, regulatory, and operational standards in Mexico.

4.03 Project Profitability. The Parties agree and acknowledge that they will work to ensure that the JV Entity captures all the benefits and maximizes the profitability of the Project at the JV Entity.

4.04 Management; Board of Directors; Officers.

(a)

Except for those matters to be determined by the Parties, the Shareholder Agreement and the Bylaws shall provide that the management of the JV Entity shall rest with its Board and that the Officers shall have the authority and responsibility for the conduction of the day-to-day operations of the JV Entity, consistent with the Bylaws and the Shareholder Agreement.

(b)

The Shareholder Agreement and the Bylaws shall provide that the Board of the JV Entity shall comprise the number of principal Directors and alternate Directors as determined by the Parties, but in any case, each of the Parties will have the right to appoint half of the Directors and the corresponding alternates of the Board.

(c)

The Shareholder Agreement and the Bylaws will include comprehensive lists of matters which shall require the unanimous vote or other voting quorum of the Board of Directors as determined and agreed by the Parties.

(d)	The Parties will agree on the initial Officers of the JV Entity.

4.05 Matters Requiring Shareholders’ Vote. The Shareholder Agreement and the Bylaws will include a comprehensive list of matters which shall require the unanimous vote or other voting quorum of the holders of the Shares of the JV Entity.

4.06 Deadlock. The Shareholder Agreement and the Bylaws shall include a provision agreed by the Parties to address: (a) the applicable mechanism in the event one of the Shareholders casts a vote opposing the other Shareholder’s vote (a “Deadlock”) in addressing any one or more of the matters to be determined by the Parties as deadlock matters and (b) the corresponding mechanism for the resolution of such Deadlock.

4.07 Change of Control provisions. The Shareholder Agreement shall include a customary change of control provision that shall include each Party’s right to purchase the shares of the JV Entity owned by the other Party upon the change of control of such other Party.

4.08 Additional Obligations.

(a)

MP’s Obligations. From and after the execution of this Agreement and as to be provided in the Shareholder Agreement and the Services Agreements, MP shall, and shall when required, cause its employees, directors, and representatives to use their Best Endeavors to:

(i) provide advice in obtaining the Regulatory Approvals and Permits from the Governmental Authorities required by the Project;

(ii) coordinate community engagement and communications with Governmental Authorities;

(iii) provide guidance for the JV Entity to materially comply with all Mexican applicable regulations, especially regarding environmental protections; and

(iv) lead the efforts and provide the JV Entity with introductions to public and private financial institutions and potential funding sources in Mexico, as required.

(b)

Odyssey’s Obligations. From and after the execution of this Agreement and as to be provided in the Shareholder Agreement and the Services Agreements, Odyssey shall, and shall when required, cause its employees, directors, representatives to use their Best Endeavors to:

(i) provide technical and operational expertise, data, Project intellectual property, and personnel necessary for the efficient planning and execution of the Project;

(ii) prepare a detailed plan for the Project’s phosphate dredging operations, including equipment acquisition and deployment and personnel management, in compliance with all environmental and other permits and regulations to be discussed and agreed with MP; and

(iii) lead the efforts and provide the JV Entity with introductions to public and private financial institutions and potential funding sources in the U.S., as required.

(c)	Joint Obligations(d) . Both Parties will jointly use their Best Endeavors to:

(i) establish guidelines for the JV Entity for (A) compliance with local, national, and international environmental laws and regulations, including but not limited to with Mexican environmental regulations, the MIA and other environmental permits and (B) to minimize the ecological, environmental and community impact of dredging activities;

(ii) ensure that the JV Entity maximizes the profitability of the Project;

(iii) establish guidelines for the JV Entity for compliance with local, national, and international tax laws and regulations;

(iv) determine and implement strategies to legally minimize tax liabilities, such as tax credits, deductions, and incentives available in Mexico, U.S. and other jurisdictions;

(v) define the JV Entity’s risk identification and management approach;

(vi) establish a framework for transporting, processing, and selling phosphate to domestic and global markets; and

(vii) identify potential offtake counterparties and secure offtake arrangements for the phosphate produced by the Project.

ARTICLE V. CONDITIONS PRECEDENT FOR THE CLOSING

5.01 Conditions to All Parties’ Obligations. The respective obligations of each of the Parties to consummate the Closing are subject to the satisfaction or waiver of the following conditions (the “Parties’ Conditions Precedent”):

(a)

Injunction. No (i) injunction, writ or preliminary restraining order or any written order of any nature issued by any Governmental Authority to the effect that the transactions contemplated hereby may not be consummated as provided in this Agreement will have been issued and remain in effect, (ii) proceeding or lawsuit will have been commenced by any Governmental Authority for the purpose of obtaining any such injunction, writ or preliminary restraining order, and (iii) written notice will have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Parties or any of their respective Affiliates, including ExO.

(b)

Governmental Approvals and Third Party Consents. All consents, approvals, orders or authorizations of any Governmental Authority or other Persons, in each case required in connection with the execution or performance of the Project and Project Documents by the parties thereto, shall have been obtained. Without limiting the foregoing, the condition shall include all material authorizations required for the Project, including (i) the MIA, (ii) the Concessions (or other concession granted by the applicable the Government Authority to carry out the Project) and (iii) the COFECE Approval.

(c)	Capitalization Structure and Business Plan. The Parties shall have agreed to a capitalization structure for the JV Entity and shall have agreed to the Business Plan.

(d)

Agreement on Financing Needs. The Parties shall have determined the financing requirements for the Project and have agreed on the respective obligations of the Parties with respect to such financing requirements.

5.02 Conditions to MP’s Obligations. The obligations of MP to consummate the Closing are subject to the satisfaction (or waiver by MP) of the following conditions:

(a)	Performance. Odyssey shall have performed all of the covenants and agreements in all material respects required to be performed by them under this Agreement prior to the Closing.

5.03 Conditions to Odyssey’s Obligations. The obligations of Odyssey to consummate the Closing are subject to the satisfaction (or waiver by Odyssey) of the following conditions:

(a)	Performance. MP shall have performed all of the covenants and agreements in all material respects required to be performed by them under this Agreement prior to the Closing.

ARTICLE VI. TERMINATION

6.01 This Agreement may be terminated:

(a)	at any time by the mutual written consent of the Parties;

(b)

by either JV Party (the “First Party”) by written notice to the other Parties if (i) the Closing Date shall not have occurred on or prior to the Outside Date or (ii) prior to the Closing, (A) a Change of Control shall have occurred with respect to one of the Parties, (B) such Change of Control would, or would reasonably be expected to, in the sole discretion of the First Party, have a material and adverse impact on the benefits reasonably anticipated to accrue to the First Party as a result of the transactions contemplated by this Agreement and (C) the First Party and the other Parties shall have engaged in good faith discussions for at least thirty (30) days regarding the anticipated impact such Change in Control on such transactions; and

(c)

by either JV Party by written notice to the other Parties if one of the other Parties has materially breached this Agreement and has not cured such material breach within thirty (30) days after written notice thereof from the terminating Party.

6.02 Effect of Termination. Subject to Section 7.02 below, in the event of the termination of this Agreement in accordance with Section 6.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a)	Sections 3.14, 7.01, 7.02, 8.01, 8.02, 8.03 and ARTICLE IX hereof shall survive the termination of this Agreement pursuant to Section 6.01(a) or 6.01(b);

(b)	Sections 3.14, 7.01, 7.02, 8.01, 8.03 and ARTICLE IX hereof shall survive the termination of this Agreement by MP pursuant to Section 6.01(c);

(c)	Sections 7.01, 7.02, 8.02 and ARTICLE IX hereof shall survive the termination of this Agreement by Odyssey pursuant to Section 6.01(c);

(d)

that, if this Agreement is terminated by MP pursuant to Section 6.01(b)(ii), then Odyssey shall pay MP, by wire transfer of immediately available funds within sixty (60) days following the date of termination, as liquidated damages, an amount of USD 10,000,000.00 (ten million U.S. dollars);

(e)

that, if this Agreement is terminated by Odyssey pursuant to Section 6.01(b)(ii), then MP shall pay Odyssey, by wire transfer of immediately available funds within sixty (60) days following the date of termination, as liquidated damages, an amount of USD 10,000,000.00 (ten million U.S. dollars); and

(f)	that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.

ARTICLE VII. DISPUTE RESOLUTION; INDEMNIFICATION

7.01 Consultation on Disputes. The Parties agree that they shall attempt to resolve in good faith any and all disputes arising in connection with this Agreement. If at any time the Parties are unable to agree on or to resolve any of such matters, then an irreconcilable difference will be deemed to have occurred (an “Irreconcilable Difference”). Upon the occurrence of an Irreconcilable Difference, each Party will require its designee to meet within fifteen (15) days of the occurrence of the Irreconcilable Difference and to continue to meet as necessary in person or by phone during the 30 days after such meeting.

7.02 External Dispute Resolution.

(a)

Any dispute between the Parties in connection with the interpretation and performance of this Agreement which is not otherwise resolved as provided in Section 7.01, shall be resolved by settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce, in effect on the date of this Agreement (the “ICC Rules”).

(b)

The number of arbitrators shall be three (3). One arbitrator shall be appointed by MP, one arbitrator shall be appointed by Odyssey and the third arbitrator shall be appointed by the first two (2) appointed arbitrators. If within thirty (30) calendar days after the appointment of the second arbitrator, the two (2) arbitrators shall not have appointed the third arbitrator, the third arbitrator shall be appointed by the International Chamber of Commerce International Court of Arbitration in accordance with the ICC Rules. Arbitrators shall be fluent in Spanish and English.

(c)

The place of arbitration shall be in Miami, Florida, USA. The language of the arbitration shall be English. Notwithstanding, (i) all documentary evidence may be provided in their original language so long as it is either in English or Spanish; (ii) all verbal communications by and between the Parties, or by any of the Parties with the arbitral tribunal, either by video conference, conference call or in person meetings, shall be made at the election of the arbitral tribunal in Spanish and/or English, according to the circumstances of those communications and with the purpose of facilitating the relevant exchange; (iii) all hearings shall be conducted in English, unless there is a specific request by any of the Parties to communicate temporarily in Spanish.

(d)

The award of the arbitrators shall be final, non-appealable and binding on the Parties and may be presented by any of the Parties for enforcement in any court of competent jurisdiction and the Parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration agreement and any award rendered hereunder. In any such enforcement action, irrespective of where it is brought, none of the Parties will seek to invalidate or modify the decision of the arbitrators or otherwise to invalidate or circumvent the procedures set forth in this Section 7.02. The fees of the arbitrators and the other costs of such arbitration shall be borne by the Parties in such proportions as shall be specified in the arbitration award.

(e)

Each of the Parties hereby irrevocably agrees not to claim and irrevocably waives any claim or right (whether claimed or not claimed), which it has or may hereafter acquire under any law, regulation, treaty or international agreement to immunity for itself, or any of its revenues, assets or properties or those of any of its agencies, societies or other instrumentalities from the jurisdiction of any court (including but not limited to any court in the United States of America or Mexico) with respect to the enforcement of or liability for any arbitral award or order of any court rendered pursuant to this Section 7.02.

(f)

Nothing in this Section 7.02 shall be construed to preclude any Party from seeking provisional remedies, including, but not limited to, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights prior to, or during the pendency of, the dispute resolution processes specified in this Section 7.02.

ARTICLE VIII. EXCLUSIVITY

8.01 Each of Odyssey, Oceanica and ExO agrees that, as long as this Agreement is in force and, subject to Section 6.02(c), for a period of two (2) years following its termination, neither it nor its advisors, directors, representatives, Affiliates, or employees shall, directly or indirectly: (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to, directly or indirectly, any business combination concerning the Project or ExO; or (ii) institute, continue, pursue, or engage in any discussions, negotiations, or enter into agreements with any person or entity regarding a transaction in respect of the Project similar to the formation of the JV Entity as set forth herein or any other business combination concerning the Project and/or, subject to the terms of Section 3.14, Other Odyssey Projects or provide any information in connection with any such effort, except in furtherance of its obligations under this Agreement or with the prior written consent of MP. For clarity, this Section 8.01 shall not apply to any transaction relating to the equity interests in Odyssey or any of Odyssey’s assets other than the Project, ExO or Other Odyssey Projects.1

8.02 MP agrees that, as long as this Agreement is in force and, subject to Section 6.02(b), for a period of two (2) years following its termination, neither it nor its advisors, directors, representatives, affiliates, or employees shall, directly or indirectly: (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to, directly or indirectly, any transaction similar to the formation of the JV Entity as set forth herein or any other business combination concerning the Project, ExO, or any competing phosphate project in the EEZ; or (ii) institute, continue, pursue, or engage in any discussions, negotiations, or enter into agreements with any person or entity relating to, directly or indirectly, any transaction similar to the formation of the JV Entity as set forth herein or any other business combination concerning the Project, ExO, or any competing phosphate project in the EEZ, including obtaining any concessions, licenses, or permits, concerning the Project, or provide any information in connection with any such effort, except with the prior written consent of Odyssey.

8.03 MP (or its Affiliates) shall have the exclusive right to participate in any Other Odyssey Projects as and to the extent set forth in Section 3.14.

[1]

The issue for Odyssey with deleting this is that the “directly or indirectly” and “concerning” language above could be construed as being picked up by a transaction at Odyssey. Odyssey can grant exclusivity in this agreement relating to ExO assets, the Project and Other Odyssey Projects, but needs to be certain that it does not affect other areas of its business.

ARTICLE IX. MISCELLANEOUS

9.01 Notices. Any notice to be given under this Agreement shall be deemed to have been duly given upon receipt when in writing and delivered by courier, delivery receipt requested, or by electronic mail, delivery confirmed, to the addresses specified below. Any Party may change its address provided below for the purpose of this Agreement by giving written notice to the other Parties of such change in the manner hereinabove provided. Any notification delivered to Odyssey will be deemed delivered to Odyssey, Oceanica and ExO.

(a)	If to MP:

Mr. Juan A. Cortina Gallardo and Aby Ortega

Monte Caucaso, No.915,

Colonia Lomas de Chapultepec, Mexico City, Mexico

C.P.11000

jcortina@gamsa.com.mx

ccp: abyortega@gamsa.com.mx

With a courtesy copy to:

Mr. José Visoso L.

Galicia Abogados, S.C.

Blvd. Manuel Ávila Camacho No. 24-7

Col. Lomas de Chapultepec, 11000 México D.F.

jvisoso@galicia.com.mx

(b)	If to Odyssey:

Legal Department

205 S. Hoover Blvd. Suite 210

Tampa, FL 33609, U.S.

legal@odysseymarine.com

With a courtesy copy to

Mr. Andrés Nieto

The Summit

Prolongacion Paseo de la Reforma 1196, piso 15

Lomas de Santa Fe, 05348 Cuajimalpa, Ciudad de México

andres.nieto@assembla.law

(c)	If to Oceanica:

c/o Odyssey Marine Exploration, Inc.

Legal Department

205 S. Hoover Blvd. Suite 210

Tampa, FL 33609, U.S.

legal@odysseymarine.com

With a courtesy copy to

Mr. Andrés Nieto

The Summit

Prolongacion Paseo de la Reforma 1196, piso 15

Lomas de Santa Fe, 05348 Cuajimalpa, Ciudad de México

andres.nieto@assembla.law

(d)	If to Oceanica or ExO:

Hamdan, Manzanero y Asociados, S.C.

Attn: Francisco X. Manzanero

Av. Presidente Masaryk No. 101

Despacho 501

Colonia Chapultepec Morales

Alcaldía Miguel Hidalgo

11570 Ciudad de México

and

c/o Odyssey Marine Exploration, Inc.

Legal Department

205 S. Hoover Blvd. Suite 210

Tampa, FL 33609, U.S.

legal@odysseymarine.com

With a courtesy copy to

Mr. Andrés Nieto

The Summit

Prolongacion Paseo de la Reforma 1196, piso 15

Lomas de Santa Fe, 05348 Cuajimalpa, Ciudad de México

andres.nieto@assembla.law

9.02 Governing Law.

This Agreement and all questions of its interpretation shall be governed by and construed in accordance with the laws of Mexico, without regard to the conflict of laws rules thereof.

9.03 Expenses.

Subject to any other provision in this Agreement to the contrary or as otherwise agreed in writing by the Parties, each Party shall bear the fees and expenses of its respective counsel, accountants and experts and all other costs and expenses incurred by it incident to the negotiation, preparation, execution, performance and delivery of this Agreement and the Project Documents. If applicable, the direct costs associated with the establishment and registration of the JV Entity shall be borne by the JV Entity. Notwithstanding the foregoing, the Parties shall agree in bona fide as to their respective responsibility (or the responsibility of the JV Entity) for any payments required to be made in respect of Concessions fees and expenses that relate to any period prior to the contribution of the Concessions to the JV Entity.

9.04 Further Assurances.

Each of the Parties hereto shall, from time to time and without further consideration, execute and deliver (and Oceanica shall cause ExO to execute and deliver) such actions, other documents and instruments (including instruments of transfer, conveyance and assignment) and take such further action as any Party may reasonably require to complete more effectively any matter provided for, and any obligation assumed, in this Agreement, but in no event shall any Party be required to take any actions that would result in such Party increasing its obligations under this Agreement. The foregoing shall include, without limitation, the taking of any and all action as may be necessary to effectively implement any decision of the Parties made in accordance with the provisions hereof.

9.05 Language.

English shall be the official language in respect to all matters in connection with this Agreement and the Project Documents, including notices provided hereunder, unless otherwise agreed in writing by the Parties and/or required under Mexican law. In the event that this Agreement or the Project Documents are translated into Spanish, the English version shall be controlling as among the Parties.

9.06 Assignment.

Except to the extent permitted pursuant to this Agreement, the rights and obligations under this Agreement may not be assigned by any Party to any Person. Any other attempted assignment in contravention of this provision shall be void.

9.07 Entire Agreement.

This Agreement represents the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes any prior agreement or understanding, written or oral, that the parties may have had.

9.08 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of MP, Odyssey, Oceanica and ExO and their respective permitted successors and assignees.

9.09 Amendments.

Any modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by each Party.

9.10 Severability.

If any Article, Section or paragraph, or any part thereof, of this Agreement, or any agreement or document appended hereto or made a part hereof is held invalid, ruled illegal or unenforceable under present or future laws effective during the term of this Agreement, then it is the intention of the Parties that the remainder of the Agreement, or any agreement or document appended hereto or made a part hereof, shall not be affected thereby, unless the deletion of such provision shall cause this Agreement to become materially adverse to any Party in which case the Parties shall negotiate in good faith such changes to the Agreement as will best preserve for the Parties the benefits and obligations of such provision.

9.11 Counterparts.

This Agreement may be executed in one or more counterparts, and by each Party on the same or different counterparts, but all of such counterparts shall together constitute one and the same instrument and agreement.

9.12 Waivers.

Any waiver of any provision of this Agreement shall be effective only if in writing and signed in person by or on behalf of each Party against whom enforcement of such waiver is sought. No failure by a Party to take any action with respect to a breach of this Agreement or a default by any Party shall constitute a waiver of the right of any Party to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any Party of any breach or failure to comply with any provision of this Agreement by a Party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

9.13 No Agency.

Nothing in this Agreement shall constitute an appointment of either Party as the legal representative or agent of the other Party, nor shall any of either Party have the right or authority, to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of the other Party without the other Party’s prior written consent.

9.14 No Third-Party Beneficiaries.

Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.

9.15 Specific Performance.

Each Party agrees and acknowledges that money damages may not be an adequate remedy for violations of this Agreement including, and that any Party may, in its sole discretion, demand for specific performance of the breaching Party’s obligations of the breaching Party’s obligations pursuant to article 1949 of the Federal Civil Code and their correlative articles of the civil codes of other Mexican States as well as Losses or injunctive or such other relief as may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each Party waives any objection to the imposition of such relief.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CAPITAL LATINAMERICANO, S.A. DE C.V.

By:
Attorney-In-Fact

ODYSSEY MARINE EXPLORATION INC.

By:
Authorized Representative

OCEANICA RESOURCES, S. DE R.L.

By:
Authorized Representative

EXPLORACIONES OCEÁNICAS, S. DE R.L. DE C.V.

By:
Authorized Representative